Filed under Rule 424(b)(2)
                                        Registration Statement File No. 333-5501

Prospectus Supplement
(to Prospectus Dated July 1, 1996)


                                1,349,527 Shares
                      Common Stock (par value $1 per share)

                             THE TJX COMPANIES, INC.


All of the shares of common stock, par value $1.00 per share ("Common Stock"), of The TJX Companies, Inc., a Delaware corporation (the "Company"), offered hereby are being offered by Nashua Hollis CVS, Inc., a New Hampshire corporation (the "Selling Stockholder"). No shares of Common Stock are being offered by the Company pursuant hereto and the Company will receive no proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this Prospectus Supplement.

The shares (the "Shares") of Common Stock offered by the Selling Stockholder for sale pursuant hereto were issued by the Company to the Selling Stockholder upon conversion of all the shares of Series D Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock"), of the Company held by the Selling Stockholder into Common Stock on November 17, 1996 in accordance with the terms of the Series D Preferred Stock. No shares of Series D Preferred Stock remain outstanding. The Shares constitute the only securities of the Company owned, directly or indirectly, by Melville Corporation (the Selling Stockholder's parent company) as of the date hereof.

All Shares sold pursuant hereto will be sold by the Selling Stockholder directly to one or more purchasers for a purchase price to be set forth in a purchase agreement entered into between the Selling Stockholder and the applicable purchaser.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIESAND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 21, 1996.